UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 26, 2011

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (727) 237-51-25
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2011, BMB Munai, Inc. (the “Company”) entered into a Supplemental Indenture No. 4, dated as of January 26, 2011, between the Company and The Bank of New York Mellon, as trustee (“Supplemental Indenture No. 4”).  Supplemental Indenture No. 4 amends and supplements the Indenture dated as of September 19, 2007 between the Company and The Bank of New York Mellon, as trustee, as previously amended by Supplemental Indenture No. 1, dated as of June 1, 2010, Supplemental Indenture No. 2, dated as of September 10, 2010 and Supplemental Indenture No. 3, dated as of December 22, 2010 (the “Indenture”).  The Indenture was entered into in connection with the U.S. $60,000,000 aggregate principal amount of 9.0% Convertible Senior Notes due 2012 (the “Notes”) issued by the Company in 2007.  Supplemental Indenture No. 4 was entered into pursuant to the ongoing negotiations between the Company and the holders of the Notes (the “Noteholders”) on terms and conditions for restructuring the Notes.

The Indenture provided for six put dates that allow the Noteholders to redeem the Notes prior to their 2012 maturity date.  The first five put dates passed unexercised.  The sixth put date commenced on December 31, 2010 and expires on January 31, 2011.  Supplemental Indenture No. 4 grants the Noteholders a seventh put date that commences on January 31, 2011 and expires on February 28, 2011.  In exchange for the seventh put date, the Noteholders separately agreed they will not exercise their put options for the sixth put date and they will not exercise their put options for the seventh put date that would be effective prior to February 28, 2011; provided, however, the Noteholders may exercise such put options at any time prior to their respective expiration dates upon the occurrence of any of the following: (i) a default occurs under the Indenture excluding certain defaults that occurred prior to January 26, 2011, (ii) failure by the Company or any of its material subsidiaries to timely pay any Indebtedness (as defined in the Indenture) or any guarantee of any Indebtedness that exceeds U.S. $1,000,000, or any Indebtedness becomes due and payable prior to its stated maturity other than at the option of the Company or any of its material subsidiaries, or (iii) the Noteholders holding a majority in outstanding principal amount of the Notes provide notice to the Company and the other Noteholders that negotiations with respect to the restructuring of the Notes have terminated.  Therefore, it is possible the Noteholders could exercise a put option with respect to the Notes prior to February 28, 2011 if any of the foregoing events occur.

Prior to entering into Supplemental Indenture No. 4, the Company was in default of certain covenants contained in Article 9 of the Indenture requiring the Company to maintain a minimum net debt to equity ratio and to comply with certain notice, delivery and other provisions.  The Noteholders separately agreed to waive these defaults until the earlier of February 28, 2011 and the seventh put date, with the understanding that such waiver shall not constitute a waiver of any default under the Indenture that remains ongoing as of February 28, 2011 or occurs after January 26, 2011.  The Company currently believes it will not be able to remedy the net debt to equity ratio covenant by February 28, 2011 and, therefore, anticipates it will be in default under the Indenture at that time unless a future waiver is obtained from the Noteholders.

In connection with the execution of Supplemental Indenture No. 4, the Company agreed to increase the put price from 104.88% of the principal amount and accrued but unpaid interest as of the put exercise date to 105% of the principal amount together with accrued but unpaid interest as of the put exercise date.

Although the Company and the Noteholders have reached an agreement in principle as to the general terms of the proposed restructure, there is no assurance the parties will enter into definitive agreements regarding the plan of restructure or that the parties will successfully close and consummate a plan of restructure regarding the Notes.  Moreover, there is no assurance the Noteholders will provide any future waiver or any further extension of their redemption put rights under the Indenture.

The description of Supplemental Indenture No. 4 in this Current Report on Form 8-K is only a summary of that agreement and is qualified in its entirety by reference to the terms of Supplemental Indenture No. 4, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 8.01 Other Events.

On January 28, 2011 the Company issued a press release announcing that it had entered into Supplemental Indenture No. 4.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.35	Supplemental Indenture No. 4, dated January 26, 2011, between BMB Munai, Inc. and The Bank of New York Mellon, as trustee

Exhibit 99.1	Press Release of BMB Munai, Inc. dated January 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: January 28, 2011	By:	/s/ Gamal Kulumbetov
Gamal Kulumbetov
Chief Executive Officer